EXHIBIT 21.1

SUBSIDIARIES

	State of		Abbreviated
Name of Entity(2)	Incorporation	Relationship(1)	Reference
Epazz, Inc.	Illinois	Parent	Epazz
IntelliSys, Inc.	Wisconsin	Subsidiary	IntelliSys
Professional Resource Management, Inc.	Illinois	Subsidiary	PRMI
Desk Flex, Inc.	Illinois	Subsidiary	DFI
K9 Bytes, Inc.	Illinois	Subsidiary	K9 Bytes
MS Health, Inc.	Illinois	Subsidiary	MS Health
FlexFridge, Inc.(3)	Illinois	Subsidiary(4)	FlexFridge
Terran Power, Inc.(5)	Illinois	Subsidiary	Terran
Telecorp Products, Inc.	Michigan	Subsidiary	Telecorp
Jadian, Inc.	Illinois	Subsidiary	Jadian
Strantin, Inc.	Illinois	Subsidiary	Strantin
Interaction Technology, Inc.	Illinois	Subsidiary	Interaction

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(1) All subsidiaries, with the exception of FlexFridge, are wholly-owned subsidiaries.

(2) All entities are in the form of Corporations.

(3) Formerly Z Fridge, Inc. and Cooling Technology Solutions, Inc.

(4) FlexFridge, Inc. was spun-off on November 21, 2013, and distributed on a 1:10 basis to shareholders of record on September 15, 2014. Epazz has a controlling financial interest in FlexFridge. As such, FlexFridge is consolidated within these financial statements pursuant to Accounting Standards Codification (“ASC”) 810-10.

(5) Entity formed for prospective purposes, but has not incurred any income or expenses to date.